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Exhibit 99.6

CONSENT

        I, Dan R. Carmichael, hereby consent to be named in the registration statement on Form S-1 (including any and all amendments or supplements thereto) of Platinum Underwriters Holdings, Ltd., a Bermuda company (the "Company"), as a person to be chosen to become a director of the Company.

Dated: June 3, 2002

/s/ Dan R. Carmichael Dan R. Carmichael

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CONSENT